April 7, 2011	EXHIBIT 99.1

Eagle Rock Announces Increase in Borrowing Base

HOUSTON - Eagle Rock Energy Partners, L.P. (the “Partnership”) (NASDAQ: EROC) today announced that the borrowing base under its senior secured credit facility has been increased from $140 million to $160 million by its commercial lenders as part of the Partnership’s regularly scheduled semi-annual borrowing base redetermination.  The redetermined borrowing base is effective April 1, 2011.

About the Partnership
The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids; and (iii) marketing natural gas, condensate and NGLs; and b) upstream, which includes acquiring, exploiting, developing, and producing hydrocarbons in oil and natural gas properties.

Contacts:
Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer

Adam Altsuler, 281-408-1350
Director, Corporate Finance and Investor Relations